EXHIBIT 1

TRANSACTIONS DURING SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.
Date	Type	Price	Shares
3/10/20101	Purchase	$5.8297	27986
3/11/20102	Purchase	5.7329	3600
3/12/20103	Purchase	3.7221	17050
3/15/20104	Purchase	3.6546	15600
3/16/20105	Purchase	5.7561	5027
3/17/20106	Purchase	5.8836	18503
3/18/20107	Purchase	5.9592	12450
3/19/20108	Purchase	5.8795	6620
3/22/20109	Purchase	5.963	7300
3/23/201010	Purchase	5.9889	17400
3/24/2010	Purchase	5.94	7100
3/25/201011	Purchase	5.9497	26200
3/26/201012	Purchase	5.9433	1200
3/29/201013	Purchase	5.9926	10600

1 This transaction was executed in multiple trades at prices ranging from $5.69 - 5.91.
2 This transaction was executed in multiple trades at prices ranging from $5.68 - 5.80.
3 This transaction was executed in multiple trades at prices ranging from $5.65 - 5.80.
4 This transaction was executed in multiple trades at prices ranging from $5.61 - 5.71.
5 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
6 This transaction was executed in multiple trades at prices ranging from $5.82 - 5.93.
7 This transaction was executed in multiple trades at prices ranging from $5.87 - 6.00.
8 This transaction was executed in multiple trades at prices ranging from $5.84 - 5.91.
9 This transaction was executed in multiple trades at prices ranging from $5.93 - 6.00.
10 This transaction was executed in multiple trades at prices ranging from $5.94 - 6.00.
11 This transaction was executed in multiple trades at prices ranging from $5.94 - 5.95.
12 This transaction was executed in multiple trades at prices ranging from $5.94 - 5.95.
13 This transaction was executed in multiple trades at prices ranging from $5.82 - 6.00.

Date	Type	Price	Shares
3/30/201014	Purchase	$5.8955	5100
3/31/201015	Purchase	5.9179	11934
4/1/201016	Purchase	5.9396	6610
4/5/201017	Purchase	5.9397	7600
4/6/201018	Purchase	5.8966	8777
4/7/201019	Purchase	5.8779	10497
4/8/201020	Purchase	5.8966	4530
4/9/201021	Purchase	5.9036	3722
4/12/201022	Purchase	5.9185	5853
4/13/201023	Purchase	5.9003	9604

14 This transaction was executed in multiple trades at prices ranging from $5.87 - 5.90.
15 This transaction was executed in multiple trades at prices ranging from $5.88 - 5.93.
16 This transaction was executed in multiple trades at prices ranging from $5.91 - 5.95.
17 This transaction was executed in multiple trades at prices ranging from $5.90 - 6.00.
18 This transaction was executed in multiple trades at prices ranging from $5.88 - 5.90.
19 This transaction was executed in multiple trades at prices ranging from $5.85 - 5.90.
20 This transaction was executed in multiple trades at prices ranging from $5.86 - 5.93.
21 This transaction was executed in multiple trades at prices ranging from $5.86 - 5.95.
22 This transaction was executed in multiple trades at prices ranging from $5.89 - 5.94.
23 This transaction was executed in multiple trades at prices ranging from $5.89 - 5.91.